EXHIBIT NO. (h) (35)

                           INTERNET ACCESS AGREEMENT


This Internet Access Agreement is among Firstar Trust Company ("FTC"), Firstar Funds, Inc. ("Customer"), and Firstar Investment Research & Management Company, LLC ("Customers Adviser") and is entered into this _______ day of April, 1998.

                                    RECITAL
                                    --------

Customer desires to purchase from FTC, and FTC wishes to sell to customer, those electronic interactive transaction processing services described on Schedule I attached hereto (collectively, the "Services") that Customer my select, from time to time, for use by its shareholders ("End Users'") to make inquiries and perform transactions to their account(s) with the mutual funds listed on Exhibit A hereto and such other funds as Customer and FTC shall mutually agree from time to time (each a "Fund").
                                   AGREEMENT
                                   ---------

1.   TERM; RENEWAL; TERMINATION
     ---------------------------

1.1 The initial term of this Agreement shall be for a period commencing on the date that the Services are first provided and ending one year from that date.

1.2 This Agreement shall automatically renew for subsequent periods of one (1) year each unless either party shall elect not to renew the Agreement by providing written notice of nonrenewal to the other party at least ninety
     (90) days prior to the expiration of any term.

1.3  Customer may terminate this Agreement at any time (a) upon providing ninety
     (90) days prior written notice of termination to FTC or (b) immediately by written notice to FTC in the event that (i) FTC is no longer serving as the Customer's transfer agent, (ii) Customer determines that amendments to procedures provided to it under Section 3.5 are unacceptable to Customer or
     (iii) Customer determines to terminate this Agreement as permitted under
     Section 7.2. Termination of this Agreement prior to the expiration of any term not entitle Customer to a rebate of any Annual Maintenance Fee previously paid unless termination is pursuant to this section 1.3(b).

2.   CHARGES
     -------

     Customer agrees to pay the fees and other charges set forth on Schedule 2 attached hereto.

3.   RESPONSIBILITIES OF FTC
     ------------------------

3.1 FTC will use its best reasonable efforts to cause the Services to be available 24 hours a day, 7 days a week, subject to scheduled maintenance and downtime. FTC will use its best efforts to not schedule routine maintenance during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

3.2 FTC will issue to each End User who desires to use the Services a unique personal identification number (PIN) for authentication purposes, which may be changed upon End User's reasonable request in accordance with policies to be determined by FTC and Customer. FTC will require an End User to provide his/her PIN in order to access the Services.

3.3 FTC will provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of mutual fund shares.

3.4 FTC will utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall FTC use encryption weaker than 40-bit RC4 Stream. FTC will take reasonable actions to protect the Internet website which provides the Services and its related network against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use by using appropriate virus detection and destructive software and by adopting such other security procedures as may be necessary.

3.5 FTC will establish and provide to Customer written procedures, which may be amended from time to time by FTC with the written consent of Customer, regarding End User access to the Services. The current procedures are attached to this Agreement. Such written procedures shall establish security standards for the Services, including, without limitation:

          (a)  Encryption/secure transport protocols.

          (b) End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Services).

          (c)  PIN issuance and reissuance standards.

          (d) Access standards, including limits on access to End Users whose accounts are coded for privilege.

          (e) Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

3.6 FTC will provide Customer and Customer's Adviser with daily reports of transactions listing all purchases or transfers made by each End User separately. FTC shall also furnish Customer and Customer's Adviser with monthly reports summarizing activity without listing all transactions.

3.7 FTC will annually engage a third party to audit its internal controls for the services and will provide Customer and Customer's Adviser with a copy of the auditor's report promptly.

3.8 FTC WARRANTS AND REPRESENTS THAT IT WILL PERFORM THE SERVICES AS DESCRIBED IN SCHEDULE I AND/OR ANY OTHER DOCUMENTATION PROVIDED TO CUSTOMER BY FTC. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED BY FTC "AS IS" WITHOUT WARRANTY OF ANY KIND AND FTC EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FTC WILL PROMPTLY NOTIFY CUSTOMER OF ANY PROBLEMS OR ERRORS WITH THE SERVICES OF WHICH FTC BECOMES AWARE.

4.   RESPONSIBILITIES OF CUSTOMER
     ----------------------------

     Customer assumes exclusive responsibility for the consequences of any instructions it may give to FTC, for Customer's or its End User's failure to properly access the Services in the manner prescribed by FTC, and for Customer's failure to supply accurate information to FTC.

5.   RESPONSIBILITIES OF CUSTOMER'S ADVISER
     --------------------------------------

5.1 Customer's Adviser shall be responsible to maintain one or more web sites through which End Users may access the Services. Customer's Adviser shall provide FTC with the name of the host of Customer's web site server and shall notify FTC of any change to Customer's web site server host.

5.2 Customer's Adviser shall provide FTC with such information and/or access to each Fund's web site(s) as is necessary for FTC to provide the Services to End Users.

5.3 Customer's Adviser shall promptly notify Customer and FTC of any problems or errors with the Services reported by End Users.

6.   FILE SECURITY AND RETENTION; CONFIDENTIALITY
     ---------------------------------------------

6.1 FTC and its agents will provide reasonable security provisions to ensure that third parties do not have access to Customer's data bases, files, and other information provided by Customer to FTC for use with the Services, or to End User transaction or account data (collectively "Customer Files"). FTC's security provisions for Customer and Customer's End Users will be no less protective than FTC's security provisions with respect to its own proprietary information. FTC agrees that any and all Customer Files maintained by FTC for Customer pursuant to this Agreement shall be available for inspection by Customer's regulatory authorities during regular business hours, upon reasonable prior written notice to FTC and will be maintained and retained in accordance with applicable requirements of the Investment Company Act of 1940. Except in the normal course of business and in conformity with Federal copyright law or with Customer's consent, FTC shall not copy, decompile or reverse engineer any software provided to FTC by Customer. FTC will take such actions as are necessary to protect the intellectual property contained within the Customer's website or any software, written materials, or pictorial materials describing or creating the Customer's website, including all interface designs or specifications. The Customer grants FTC a non-exclusive license for the duration of this Agreement to copy the appearance of the Customer's website interface for the limited purpose of emulating the look and feel of that website. Such emulation is solely for the purpose of ensuring seamless integration between the Customer's website and the website on which the Services will be provided. FTC will take such actions as are necessary to protect all rights to the source code and interface of Customer's website.

6.2 FTC agrees, in accordance with its own policies used to protect its own information of similar confidentiality, to use its best reasonable efforts to refrain from and prevent the use or disclosure of any confidential information of the Customer, except when such use or disclosure is for the purpose of providing the Services. Without limiting the foregoing, FTC will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for FTC's delivery of the Services.

     FTC shall treat as confidential and not disclose or otherwise make available any of the customer lists, customer information, trade secrets, processes, proprietary data, information or documentation of Customer (collectively the "confidential Information"), in any form, to any person other than agents, employees or consultants of FTC. FTC will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that FTC uses with respect to its own confidential property and trade secrets. Upon the termination of this Agreement for any reason and upon Customer's request, FTC shall return to Customer, or destroy and certify to Customer that it has destroyed, any and all copies of Confidential Information which are in its possession.

     FTC will not have an obligation of confidentiality under this Paragraph 6.2 with regard to information that (1) was known to it prior to disclosure under this Agreement, (2) is or becomes publicly available other than as a result of a breach of this Agreement, (3) is disclosed to it by a third party not subject to a duty of confidentiality or (4) is required to be disclosed under law or by order of court or governmental agency.

7.   LIMITED LIABILITY; INDEMNIFICATION
     ----------------------------------

7.1 Subject to Section 3.1, FTC cannot and does not guarantee availability of the Services. Accordingly, FTC's sole liability to Customer or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Services provided or to be provided by FTC hereunder shall be to use its best reasonable efforts to commence or resume the Services as promptly as is reasonably possible.

7.2 FTC shall, at its sole cost and expense, defend, indemnify, and hold harmless Customer, its affiliates, their respective assigns, and their respective officers, directors, employees, agents, and servants, from and against any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including without limitation, reasonable attorneys' fees and expenses arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Services, (b) FTC's negligence, intentional wrongful acts and willful misconduct in the performance of its services hereunder, and (c) the provision of confidential information of any End User to a person other than a person who has provided proper identification for such End User as specified in Section 3.2. This indemnity shall continue in full force and effect, notwithstanding the termination of this Agreement.

     If an injunction shall be obtained against Customer's use of the Services by reasons of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, FTC shall, at its own option and expense, either (i) procure for Customer the right to continue to use the Services on substantially the same terms and conditions as specified in this Agreement, or (ii) after notification to Customer, replace or modify the Services so that they become noninfringing, provided that, in Customer's sole judgment, such replacement or modifications does not materially and adversely affect the performance of the Services or significantly lessen their utility to Customer. If in Customer's sole judgment, such replacement or modification does materially adversely affect the performance of the Services or significantly lessen their utility to Customer, Customer may terminate this Agreement immediately on notice to FTC.

7.3 Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of unforeseen events beyond the control and without fault or negligence of the party including, without limitation, delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute or third party nonperformance, and such nonperformance shall not be a default hereunder or grounds for termination hereof so long as the nonperforming party shall undertake all reasonable efforts to rectify the situation that is the cause of the nonperformance.

7.4 FTC shall not be responsible for the accuracy of input material nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at FTC's data center as determined by the records maintained by FTC.

7.5 IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE FOR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHICH THE OTHER PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO, RELYING ON, OR PERFORMING THIS AGREEMENT, REGARDLESS OF WHETHER THE DAMAGES ARE FOUNDED IN CONTRACT, NEGLIGENCE, OR OTHER FORM OF ACTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS, LOST BUSINESS, OR LOST GOODWILL OF THE OTHER PARTY.

8.   NOTICES
     -------
     All notices hereunder shall be in writing and shall be sent, if to FTC, to 615 E. Michigan Street, Milwaukee, WI 53202; if to Customer, to Firstar Funds, Lewis Center 1 W, 615 E. Michigan Street, Milwaukee, WI 53202, and if to Customer's Adviser, to Firstar Investment Research and Management Company, LLC, 777 E. Wisconsin Avenue, Milwaukee, WI 53202

9.   MISCELLANEOUS
     -------------

     This Agreement shall be governed and construed according to the internal laws of the State of Wisconsin, excluding conflicts of law rules. This Agreement may not be assigned by either party without the prior written consent of the other party. No waiver of any right or obligation hereunder shall be effective unless in writing and signed by the waiving party. If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal, or unenforceable, the validity, enforceability, or legality of the remainder of the Agreement shall not in any way be affected or impaired thereby.


FIRSTAR TRUST COMPANY                   FIRSTAR FUNDS, INC.

By:  /s/ Joseph D. Redwine              By:  /s/ Mary Ellen Stanek
--------------------------------        --------------------------------


Title:  Senior Vice President           Title:  Vice President
--------------------------------        --------------------------------



AGREED to the provisions in paragraph 5.

FIRSTAR INVESTMENT RESEARCH &
    MANAGEMENT COMPANY, LLC

By:  /s/ J. Scott Harkness
--------------------------------

Title:  Chairman
--------------------------------